Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting which appears in BJ’s Wholesale Club, Inc.’s Annual Report on Form 10-K for the year ended January 30, 2010.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

May 25, 2010